                                                                   Exhibit 10.14

AMERICAN MOBILE RADIO CORPORATION
10802 PARKRIDGE BOULEVARD
RESTON, VIRGINIA  20191-5416
--------------------------------------------------------------------------------
GARY M. PARSONS                                             PHONE: 703-758-6116
CHIEF EXECUTIVE OFFICER                                       FAX: 703-758-6106

May 22, 1998

Mr. Lee Abrams
17126 Club Hill Drive
Dallas, Texas 75248

Dear Lee,

I am pleased to offer you the position as Senior Vice President, Content and Programming for the American Mobile Radio Corporation (AMRC). In this position, you will be responsible for developing, negotiating, acquiring and creating content across 50 satellite radio channels in various formats. You will be responsible for the creative management of the channels and will maximize revenues through structuring and negotiating deals to meet capacity. You will report to the Chief Executive Officer or the Chief Operating Officer. However, until such time as a permanent President and CEO is hired, you will report to the Board of Directors for AMRC. The current AMRC Board consists of Noah Samara, Jack Shaw, and myself.

The position offers the following:

Annual Base Salary: You will receive an annual base salary of $215,000, minus applicable withholding taxes. I am sure you recognize that the quotation of an annual salary rate is for purposes of communication and is not intended to imply a specific condition or length of employment.

Discretionary Bonus: Your annual bonus potential will be equal to 30% of your annual base compensation, minus applicable withholding taxes, based upon agreed performance measures. For performance during 1998, your bonus will be based upon the pro-rata portion of 1998 for which you are an employee. In addition, you will receive a one-time signing bonus of $28,000 upon commencing your employment.

Stock Option Plan: A recommendation will be made to the Board of Directors of AMRC that you be granted stock options to purchase one (1) share of AMRC stock with a strike price of $875,000 per share. To help you in assessing the option value,

Mr. Lee Abrams
May 22, 1998
Page 2


you should be aware that AMRC currently has 125 shares outstanding between AMRC and WorldSpace, with WorldSpace having the option to acquire additional shares in the future. Your one (1) share will vest on a schedule of one-third on each anniversary dates in 1999, 2000, 2001. The granting of stock options is wholly discretionary in nature in recognition of performance or anticipated performance and does not create any obligation on the part of AMRC to maintain your employment through any part of the vesting schedule or to grant additional options in the future.

Location: As discussed, in order for you to effectively perform your job duties, you will be required to be available on a full-time basis no later than June 8, 1998 and for you to relocate from Dallas, Texas to the Washington, D.C., metropolitan area within 90 days.

Relocation Allowance: You will receive a gross relocation allowance in an amount up to $40,000, supported by receipts and subject to applicable taxes, to cover actual and reasonable costs associated with moving your family and your household belongings to the Washington, D.C., metropolitan area. This allowance is expected to cover costs such as air and associated ground transportation, transportation of household belongings, temporary living expenses, etc. The Human Resources Department will assist by providing you with the names of national household companies with which WorldSpace has established moving contracts. Please consult your tax advisor regarding any possible tax implications pertaining to this payment.

Employee Benefits: You will participate in the WorldSpace Employee Benefits program until such time as a separate plan is developed for AMRC. WorldSpace and its affiliates in the United States generally observe 11 holidays per year and will provide four (4) weeks (20 working days) of paid vacation. On the first day of the month following your date of hire, you will become eligible for our group medical, dental, short-term disability, long term disability, life insurance and flexible spending plans. You will become eligible for our 401(k) plan the first quarter following six (6) months of employment. Benefits programs are reviewed from time to time and may be changed at the discretion of WorldSpace (or AMRC once its separate plan is instituted.

Eligibility to Work in the U.S.: The Immigration Reform and Control Act requires employers to verify eligibility of all personnel for employment in the United States. The Human Resources department will be happy to assist you in completing the necessary paperwork to complete this verification.

Mr. Lee Abrams
May 22, 1998
Page 3


This offer letter is the complete offer for employment and may not be amended or altered in any way by oral statements, and can only be altered by a written amendment signed by officer of AMRC. As you know, we are serious about moving quickly to put the necessary leadership in place at AMRC, and as such, we would hope to receive a timely response to this offer letter.

Lee, I look forward to working with you. We are all confident that you have the vision, skills and ability to lead this key function within AMRC and fulfill the bright promise that this business opportunity presents. If you have any questions or would like to discuss this offer, I would be happy to speak with you.

Your signature at the bottom of this page indicates your acceptance of this offer. Please sign all three originals, retaining one copy for your files, returning one copy to me, and forwarding the third copy to McKinley G. Littlejohn, Senior Vice President, Human Resources, WorldSpace Corporation.

Sincerely,

/s/ Gary M. Parsons

Gary M. Parsons
Chief Executive Office - AMRC

I accept this offer:


/s/ Lee Abrams
------------------------------------------
Lee Abrams                          (Date)


6/8/98
------------------------------------------
Start Date